EXHIBIT 3.2

                                 LOAN AGREEMENT

                                  OCTOBER 2003

            This Loan Agreement ("Agreement") is made and entered into to be effective upon execution by and among Utix Group, Inc. (fka Chantal Skin Care Corporation), a Delaware corporation with an address at 170 Cambridge Street, Burlington, MA 01803-2933 (the "Borrower"), Corporate Sports Incentives Inc., a New Hampshire corporation with an address at 170 Cambridge Street, Burlington, MA 01803-2933 ("CSI" or the "Guarantor"), and the lenders who are signatories hereto, each with an address as set forth opposite their names on SCHEDULE A attached hereto (each a "Lender" and collectively, the "Lenders"), as follows:

            WHEREAS, the Borrower shall enter into a Share Exchange Agreement with CSI, Joel Pensley, an individual ("Utix Principal Stockholder"), and the stockholders of CSI (the "CSI Stockholders") (the "Share Exchange Agreement"), whereby the CSI Stockholders will exchange their shares of CSI common stock for shares of common stock of the Borrower (the "Share Exchange"); and

            WHEREAS, as a condition precedent to effectuating the Share Exchange, the Lenders have agreed to lend to Borrower the Loan (as defined hereinafter) pursuant to the terms of this Agreement and the Notes (as defined hereinafter).

            NOW THEREFORE, for good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows

      1. LOAN AGREEMENT. Subject to the closing of the Share Exchange, Borrower agrees to borrow from each Lender, and each Lender agrees to lend to Borrower, the amounts set forth opposite each Lender's name in SCHEDULE A attached hereto pursuant to the terms and conditions set forth hereunder and in the notes that are substantially in the form attached hereto as EXHIBIT A (the "Notes"), in an aggregate amount of up to One Million Dollars ($1,000,000) (the "Loan").

                  a. FUNDING. The Loan will be funded on the Closing Date (as defined in the Share Exchange Agreement), which shall be no later than November 10, 2003. The Lenders shall wire the Loan in immediately-available funds to a Merrill Lynch money market account designated in writing by the Borrower.

                  b. EQUITY CONSIDERATION. In addition to the Note, each Lender shall have the right, but not the obligation, for every one dollar ($1.00) of principal that the Lender loans to the Borrower, to purchase on the Closing Date one share of common stock of the Borrower for $0.001 per share.

      2.    TERMS.

                  a. INTEREST. The Loan shall bear interest at a rate of seven percent (7%) per annum. Interest will be paid quarterly, commencing on March 31, 2004 and on each June 30, September 30 and December 31 thereafter until the principal amount and all accrued but unpaid interest has been paid.

                  b. MATURITY. The Loan shall mature on the earlier of (i) the one-year anniversary of the Effective Date (as defined in the Share Exchange Agreement), (ii) the occurrence of an Event of Default (as defined in the Notes) in accordance with the procedures set forth in the Notes, and (iii) the Borrower's completion of an equity financing of at least $1.5 million, which such financing shall be exclusive of the Rule 504 Offering (as defined in Section 4.03(i) of the Share Exchange Agreement)

                  c. GUARANTEE. CSI, which as a result of the Share Exchange is a wholly-owned subsidiary of the Borrower, shall unconditionally guarantee the Loan pursuant to a guarantee substantially in the form attached hereto as EXHIBIT B (the "Guarantee").

      3.    REPRESENTATIONS.

                  a. The Borrower represents and warrants to the Lenders as follows:

                        (i) GOOD STANDING. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, dully authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is material to the conduct of business.

                        (ii) CORPORATE AUTHORITY. The Borrower has full power and authority to enter into this Agreement, to borrow the funds, to execute and deliver the Loan, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of shareholders or of any public authority is required as a condition to the validity of this Agreement.

                        (iii) BINDING AGREEMENT. This Agreement and the Loan, when issued and delivered pursuant hereto for value received, shall constitute the legal, valid, and binding obligation of the Borrower in accordance with its terms, subject to bankruptcy and insolvency laws and any other laws of general application affecting the rights and remedies of creditors.

                  (b) The Guarantor represents and warrants to the Lenders as follows:

                        (i) GOOD STANDING. Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Hampshire, duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is material to the conduct of business.

                        (ii) CORPORATE AUTHORITY. The Guarantor has full power and authority to enter into this Agreement, to guarantee the Loan, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of shareholders or of any public authority is required as a condition to the validity of this Agreement.

                        (iii) BINDING AGREEMENT. This Agreement and the
                              Guarantee, when issued and delivered pursuant hereto, shall constitute the legal, valid, and binding obligation of the Guarantor in accordance with its terms, subject to bankruptcy and insolvency laws and any other laws of general application affecting the rights and remedies of creditors.

      4. AFFIRMATIVE COVENANTS. Until the payment in full of the Loan and performance of all obligations of the Borrower and Guarantor hereunder, unless otherwise indicated, each of the Borrower and the Guarantor shall:

                  a. TAXES. Pay and discharge all taxes, assessments, and governmental charges upon it, its incomes, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that such taxes shall be contested in good faith and by appropriate proceedings by the Borrower or Guarantor, as applicable.

                  b. INSURANCE. Maintain insurance with insurance companies reasonably acceptable to the Lenders on such properties, in such amounts and against such risks as is customarily maintained by similar businesses operating within the same industry.

                  c. NOTICE OF CLAIMS. Notify Lenders of any claims made or legal processes instituted against the properties or other assets of Borrower or Guarantor, as applicable, within fifteen (15) days of Borrower or Guarantor, as applicable, becoming aware of the existence of such claim or legal process. Agree to diligently work to resolve, in an efficient and cost effective manner, such claims.

      5. NEGATIVE COVENANTS. Until payment in full of the Loan and the performance of all other obligations of the Borrower and Guarantor hereunder, each of the Borrower and Guarantor shall not, except with the prior written consent of a majority (51%) of the Lenders:

                  a. Make loans or advances to a person, firm or corporation, except loans or advances made in the ordinary course of business.

                  b. Other than pursuant to the terms of the Share Exchange Agreement or this Agreement, issue, incur or assume any indebtedness, nor become liable, whether as an endorser, guarantor, surety, or otherwise for any debt or obligation of any other person, firm, or corporation.

      6. EVENTS OF DEFAULT. The amounts due hereunder shall become immediately due and payable in full upon the occurrence of any one or more of the following events of default (the "Events of Default"). In all instances below, Borrower or Guarantor, as applicable, has sixty (60) days to cure.

                  a. Default in the payment of the principal and unpaid accrued interest of the Loan when due and payable, whether at maturity or otherwise; or

                  b. Failure of a representation of Borrower or Guarantor to be true; or

                  c. Failure of Borrower or Guarantor to observe or perform any material term, covenant, or agreement contained in this Agreement, or the dissolution, termination of existence, or business failure of the Borrower or Guarantor; or

                  d. The institution by the Borrower or Guarantor of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Borrower or Guarantor, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Borrower or Guarantor in furtherance of any such action; or

                  e. If, within sixty (60) days after the commencement of an action against the Borrower or Guarantor (and service of process in connection therewith on the Borrower or Guarantor) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Borrower or Guarantor, as applicable, or all orders or proceedings thereunder affecting the operations or the business of the Borrower or Guarantor, as applicable, stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the

                        Borrower or Guarantor of any trustee, receiver or liquidator of the Borrower or Guarantor, as applicable, or of all or any substantial part of the properties of the Borrower or Guarantor, as applicable, such appointment shall not have been vacated; or

                  f. The cessation of Borrower's or Guarantor's business for more than thirty (30) days.

      7. ASSIGNMENT. No portion of the Loan shall be assignable to a third party without the express written consent of the Borrower.

      8.    MISCELLANEOUS

                  a. This Agreement and all of the covenants, warranties, and representations of the Borrower and Guarantor and all powers and rights of Lenders hereunder shall be in addition to and cumulative of all other covenants, representations, and warranties of Borrower and Guarantor, and all other rights and powers of Lenders contained in, or provided for in, any other instrument or document now or hereafter executed and delivered by Borrower or Guarantor to or in favor of Lenders. No delay or failure on the part of any Lender in the exercise of any power or right shall operate as a waiver thereof nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other power or right, and the rights and remedies of Lenders are cumulative to and not exclusive of remedies which they would otherwise have. No waiver, consent or modification, or amendment shall be effective as against the Lenders unless the same is in writing and signed by the holders of at least a majority of the face amount of all then outstanding Notes issued pursuant to this Agreement. No such amendment, modification, wavier or consent shall extend to or affect any obligation or right except to the extent expressly provided for therein. All computations and determinations of the assets and liabilities of Borrower or Guarantor for the purpose of this Agreement shall be made in accordance with generally accepted accounting principles consistently applied, except as may be otherwise specifically provided herein. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed to the parties at the respective addresses of the parties as set forth herein . Any party hereto may by notice so given change its address for future notice hereunder.

                  b. This Agreement shall be binding upon Borrower and Guarantor and their respective successors and assigns, and shall inure to the benefit of the Lenders and the benefit of their respective successors and assigns, including any subsequent holder or holders of the Notes or any interest therein.

                  c. Borrower herby expressly waives any presentment, demand, protest or other notice of any kind.

      9. GOVERNING LAW. The laws of the State of New York shall govern this Agreement.

      10. SURVIVABILITY. Should any portion of this Agreement be voided by a court of competent jurisdiction, all remaining clauses in the Agreement shall remain in full force and effect.

                            [signature page follows]

Executed on the day and year below written. This Agreement may be executed in any number of counterparts, each constituting an original, but altogether one agreement. A facsimile or other copy of this Agreement shall be considered as having the same effect and be equivalent to an original signed document.

Borrower:

Chantal Skin Care Corporation

By:
   ----------------------------
   Name:
   Title:

Date:
     --------------------------

GUARANTOR:

Corporate Sports Incentives, Inc.

By:
   ----------------------------
   Name:
   Title:

Date:
     --------------------------

LENDERS:

By:
   ----------------------------
Name:
Title:

Date:
     --------------------------

                                   SCHEDULE A
                                   ----------

LENDERS                             ADDRESS                          LOAN AMOUNT

Rubin Family Irrevocable            25 Highland Boulevard,           $112,500
  Stock Trust                       Dix Hills, New York 11746

Mark Bolender                       3 Talon Way                      $50,000
                                    Dix Hills, New York 11746

Norman Friedman                     2352 Voorhies Avenue             $25,000
                                    Brooklyn, New York 11235

Charles Warshaw Family              5 Phaeton Drive                  $112,500
Limited Partnership                 Melville, New York 11747

Peter Flatow                        475 Fairfield Beach Road         $50,000
                                    Fairfield, CT 06824

Roth Financial Group, Inc.                                           $10,000

Robert Dmitrenko                    One Clearview Drive              $10,000
                                    Cartersville, GA 30121

Scott Dmitrenko                     2600 Ocean Shore Boulevard       $10,000
                                    #206, Ormond Beach, FL 32176

Steven Apesos                       5 Foxwood Cove                   $10,000
                                    Holliston, MA 01746

John Snyder                         74 Captain Eames Circle          $10,000
                                    Ashland, MA 01721

Mort Goulder                        Ridge Road                       $25,000
                                    Hollis, NH 03049

Phil St. Germain                    111 Bow Street                   $25,000
                                    Portsmouth, NH 03801


Morris Effron                       101 Coolidge Street              $10,000
                                    Brookline, MA 02146

Dani Kline                          6 Maplewood Lane                 $10,000
                                    Roslyn, NY 11576

Michael Okun                                                         $45,000


Edward Clifford                                                      $75,000


George Georgiafanids                                                 $10,000

                                    EXHIBIT A
                                    ---------

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW REQUIREMENTS HAVE BEEN MET OR (II) UTIX GROUP, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO UTIX GROUP, INC. THAT EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS ARE AVAILABLE.

No. _____                                                             $_________




                                UTIX GROUP, INC.

                                 PROMISSORY NOTE

                                                               November __, 2003

      UTIX GROUP,  INC., a Delaware  corporation  formerly known as Chantal Skin
Care Corporation (the "Company") with an address at 170 Cambridge Street, Burlington, MA 01803-2933, for value received hereby promises to pay to _____________________________________ (the "Holder"), or its registered assigns, the sum of ______________ Dollars ($_______), or such lesser amount as shall then be outstanding hereunder. The principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) November __, 2004, (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below), or
(iii) the completion by the Company of an equity financing of at least $1.5 million, which such financing shall be exclusive of the Rule 504 Offering (as defined in Section 4.03(i) of the Share Exchange Agreement) (the "Maturity Date"). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. This Note is issued in connection with the Loan Agreement between the Company and the Lenders who are signatories thereto, dated October 2003, as the same may from time to time be amended, modified or supplemented (the "Loan Agreement"). The holder of this Note is subject to certain restrictions set forth in the Loan Agreement and shall be entitled to certain rights and privileges set forth in the Loan Agreement. This Note is one of the Notes referred to as the "Notes" in the Loan Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.

      The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

      1. DEFINITIONS. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

            (i) "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

            (ii) "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

      2. INTEREST. Commencing on March 31, 2004, and on each June 30, September 30 and December 31 thereafter until all outstanding principal and interest on this Note shall have been paid in full, the Company shall pay interest at the rate of seven percent (7%) per annum (the "Interest Rate") on the principal of this Note outstanding during the period beginning on the date of issuance of this Note and ending on the date that the principal amount of this Note becomes due and payable.

      3. EVENTS OF DEFAULT. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable. In all instances below, the Company or Guarantor, as applicable, has sixty (60) days to cure.

            (i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable, whether at maturity or otherwise;

            (ii) Failure of a representation of the Company or the Guarantor in the Loan Agreement to be true;

            (iii) Failure of the Company or the Guarantor to observe or perform any material term, covenant, or agreement contained in the Loan Agreement, or the dissolution, termination of existence, or business failure of the Company or the Guarantor;

            (iv) The institution by the Company or the Guarantor of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company or the Guarantor, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company or the Guarantor in furtherance of any such action; or

            (v) If, within sixty (60) days after the commencement of an action against the Company or the Guarantor (and service of process in connection therewith on the Company or the Guarantor) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or the Guarantor, as applicable, or all orders or proceedings thereunder affecting the operations or the business of the Company or the Guarantor, as applicable, stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company or the Guarantor of any trustee, receiver or liquidator of the Company or the Guarantor, as applicable, of all or any substantial part of the properties of the Company or Guarantor, as applicable, such appointment shall not have been vacated; or

            (vi) The cessation of the Company's or Guarantor's business for more than thirty (30) days.

      4.    GUARANTEE.    The   indebtedness   evidenced   by   this   Note   is
unconditionally guaranteed by Corporate Sports Incentives, Inc., a wholly-owned subsidiary of the Company ("CSI").

      5. PREPAYMENT. Prior to the Maturity Date, this Note may be prepaid by the Company, without prepayment penalty, upon twenty (20) days' prior written notice to the Holder, at any time, in whole or in part.

      6.    ASSIGNMENT.  Subject to the  restrictions  on transfer  described in
Section 8 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

      7. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of at least a majority of the face amount of all then outstanding Notes issued pursuant to the Loan Agreement.

      8. TRANSFER OF THIS NOTE. With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel reasonably acceptable to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

      9. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the party to whom such notice is to be given, on the date of transmittal of service via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified mail, postage prepaid, or via a recognized overnight courier providing a receipt for delivery and properly addressed at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder.

      10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

      11. HEADING; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

      IN WITNESS WHEREOF, the Company has caused this Note to be issued this _____ day of November, 2003.

                            UTIX GROUP, INC. (fka Chantal Skin Care Corporation)


                            By:
                               -------------------------------------------------
                               Name:
                                    --------------------------------------------
                               Title:
                                     -------------------------------------------

Name of Holder:
               -----------------------------

Address:
        ------------------------------------

--------------------------------------------

                                    EXHIBIT B
                                    ---------

                                    GUARANTEE

            Corporate Sports Incentives, Inc., a New Hampshire corporation ("Guarantor"), hereby guarantees the prompt payment of the principal of and interest on the promissory notes of Utix Group, Inc. (fka Chantal Skin Care Corporation), a Delaware corporation (Maker"), dated November __, 2003, that are issued pursuant to the Loan Agreement, dated October 2003, by and among Maker, Guarantor and the lenders who are signatories thereto (the "Loan Agreement"), in an aggregate principal amount of up to One Million Dollars ($1,000,000) (the "Notes").

            This Guarantee is issued pursuant to the Loan Agreement, and is subject to the terms and conditions of the Loan Agreement, including, without limitation, the obligation of the Guarantor to satisfy this Guarantee.

            Guarantor agrees that it shall not be necessary for the holder of the Notes to proceed in any manner against Maker for the payment of the Notes as a condition precedent to enforcing this Guarantee.

            Guarantor hereby waives notice of acceptance.

            IN WITNESS WHEREOF, Guarantor has executed this Guarantee on the _____ day of November, 2003.

                                        CORPORATE SPORTS INCENTIVES, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title: